Exhibit 3.4

AMENDMENT NO. 1 TO

SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

PENN VIRGINIA RESOURCE GP, LLC

This Amendment No. 1 (the “Amendment No. 1”) to the Sixth Amended and Restated Limited Liability Company Agreement of Penn Virginia Resource GP, LLC (the “Company”) dated as of August 16, 2012, is entered into by its member Penn Virginia Resource Partners, L.P., a Delaware limited partnership (the “Partnership”). Capitalized terms used but not defined herein are used as defined in the Six Amended and Restated Limited Liability Company Agreement of the Company, dated as of March 10, 2011 (the “LLC Agreement”).

WHEREAS, acting pursuant to the power and authority granted to it under Section 9.04 of the LLC Agreement, the board of directors of the Company has the authority to amend or restate the LLC Agreement without the consent of the other parties if such amendment or restatement does not affect certain rights of the other parties and the amendments adopted by this Amendment No. 1 do not affect such rights;

WHEREAS, the board of directors of the Company has authorized and instructed the Partnership, as member of the Company, to take all actions necessary, desirable or appropriate to change the name of the Company from “Penn Virginia Resource GP, LLC” to “PVR GP, LLC”;

WHEREAS, the Partnership on August 16, 2012, filed an amendment to the Company’s certificate of formation in the office of the Secretary of State of the State of Delaware effecting such change in the Company’s name effective August 16, 2012; and

WHEREAS, the Partnership intends to amend the LLC Agreement to reflect the matters referred to above.

NOW THEREFORE, the Partnership does hereby amend the LLC Agreement as follows:

1.	Amendments.

(a) The name of the LLC Agreement is hereby amended and restated as follows:

Sixth Amended and Restated Limited Liability Company Agreement of PVR GP, LLC a Delaware Limited Liability Company

(b) Section 1.1 is hereby amended to restate the following definition in its entirety:

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 17, 2012 and effective as of the Effective Time, as amended, modified, supplemented or restated from time to time, or any successor agreement.

(c) Section 2.02 is hereby amended and restated in its entirety as follows:

The name of the Company is “PVR GP, LLC” and all Company business must be conducted in that name or such other names that comply with Applicable Law and as the Board may select.

(d) Exhibit B to the LLC Agreement is hereby amended and restated in its entirety as set forth on Exhibit 1 attached hereto.

(e) Exhibit C to the LLC Agreement is hereby amended and restated in its entirety as set forth on Exhibit 2 attached hereto.

2.	Ratification of LLC Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the LLC Agreement shall remain in full force and effect.

3.	General Authority. The appropriate officers of the Company are hereby authorized to make such clarifying and conforming changes as they deem necessary or appropriate, and to interpret the LLC Agreement, to give effect to the intent and purpose of this Amendment.

4.	Governing Law. The Amendment No. 1 will be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 1 as of the date first set forth above.

PENN VIRGINIA RESOURCE GP, LLC
By:	PENN VIRGINIA RESOURCE PARTNERS, L.P.
	By:	Penn Virginia Resource GP, LLC,
its general partner

By:	/s/ Bruce D. Davis, Jr.
Name:	Bruce D. Davis, Jr.
Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT 1

EXHIBIT B

ACKNOWLEDGEMENT AGREEMENT

[Letterhead of Special Member]

[Date]

PVR GP, LLC

Five Radnor Corporate Center, Suite 500

100 Matsonford Road

Radnor, Pennsylvania 19087

Attn: General Counsel

Board of Directors

c/o PVR GP, LLC

Five Radnor Corporate Center, Suite 500

100 Matsonford Road

Radnor, Pennsylvania 19087

Attn: General Counsel

Re: Increase of Special Member’s Percentage Interest

To Whom It May Concern:

Reference is made to that certain Sixth Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) of PVR GP, LLC, a Delaware limited liability company (the “Company”), dated as of the      day of             , 2012, between PVR Radnor, LLC, a Delaware limited liability company as the initial PVR Member (as defined in the LLC Agreement), Peabody Energy Corporation, a Delaware corporation and the special member of the Company (the “Special Member”), and PVR Partners, L.P. Capitalized terms used but not defined herein shall have the meanings set forth in the LLC Agreement. This letter is being delivered to you pursuant to Section 3.04(g) of the LLC Agreement.

Reference is further made to that certain [TITLE OF AGREEMENT] (the “Purchase Agreement”) dated as of                     , between                      [PARTIES], pursuant to which the Special Member and/or its Affiliates agreed to sell to the MLP and/or its subsidiaries, and the MLP and/or its subsidiaries agreed to purchase, $             consummated on                     , 20    .

Accordingly, pursuant to the LLC Agreement, the undersigned hereby requests the Company to issue to and in the name of the undersigned a certificate representing the undersigned’s Special Member’s Percentage Interest of     %, which certificate shall supersede and replace any prior such certificate(s) that may have been issued pursuant to the LLC Agreement.

B-1

In connection herewith, the undersigned represents, acknowledges and agrees that:

(1) it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act;

(2) it is acquiring the Special Member’s Percentage Interest for its own account for investment, and not with a view to any distribution or resale, thereof in violation of the Securities Act or any other applicable domestic or foreign securities law;

(3) it is a Member of the Company, has reviewed a copy of the LLC Agreement, has access to the Public Documents and has had an opportunity to ask questions of and receive answers from the Company, the Board or a person acting on behalf of the Company concerning the Special Member’s Percentage Interest and the Company;

(4) based in part upon its representations contained herein and in reliance upon applicable exemptions, no Special Member’s Percentage Interest has been or will be registered under the Securities Act or any other Applicable Laws of any other domestic or foreign jurisdiction;

(5) the Special Member’s Percentage Interest is subject to transfer restrictions pursuant to the LLC Agreement;

(6) the Special Member’s Percentage Interest is subject the Company’s redemption option pursuant to the LLC Agreement; and

(7) the certificate or certificates representing the Special Member’s Percentage Interest shall contain appropriate legends to reflect the matters described in paragraphs (4), (5) and (6) above.

Very truly yours,

[Peabody Energy Corporation]

By:
Name:
Title:

B-2

EXHIBIT 2

EXHIBIT C

OFFICERS

William H. Shea, Jr.	President and Chief Executive Officer

Robert B. Wallace	Executive Vice President and Chief Financial Officer

Bruce D. Davis, Jr.	Executive Vice President, General Counsel and Secretary

Keith D. Horton	Executive Vice President and Chief Operating Officer, Coal

Ronald K. Page	Executive Vice President and Chief Operating Officer, Midstream – Mid-Continent

Mark D. Casaday	Executive Vice President and Chief Operating Officer, Midstream – Marcellus